Exhibit 99.1

Moving iMage Technologies Expands Global Cinema Market Reach with Purchase of Highly Respected DCS Cinema Loudspeaker Product Line

Fountain Valley, California--(Newsfile Corp. - November 3, 2025) - Moving iMage Technologies, Inc. (NYSE American: MITQ) ("MiT"), a leading provider of cutting-edge out-of-home entertainment technology and services for cinema, Esports, stadiums and arenas, has acquired the assets of the globally recognized Digital Cinema Speaker Series (DCS) loudspeaker product line from QSC. Launched over twenty years ago, DCS is a premium line of cinema loudspeakers, purpose-built for a wide range of cinema use cases, from the biggest premium large format (PLF) multiplex auditoriums to smaller venues, boutique cinemas, studios, postproduction facilities and private screening rooms.

DCS loudspeakers have their roots in QSC's long history serving professional audio and cinema markets. Introduced in 2004, they became a defining product line that helped standardize high-quality, modern cinema sound, gaining significant global market share due to their high quality and performance. MiT will continue to market the loudspeakers under the DCS brand, with a commitment to quality and the highest levels of customer service and satisfaction.

The DCS family is a de facto standard in the cinema industry, consisting of three product lines:

●	The SC Series includes screen channel loudspeakers, offering 2-, 3-, and 4-way models with advanced circuitry, aiming, and alignment tools that simplify commissioning and reduce service costs.

●	The SR Series includes a wide range of surround speakers suitable for auditoriums of all sizes.

●	The SB Series delivers the low-frequency effects and seat-shaking experience that cinemagoers expect from a first-class theatrical environment.

MiT has acquired the DCS loudspeaker line assets, including access to designs, trademarks, other intellectual property necessary to continue to manufacture the line and inventory, and assumes responsibility for all sales, marketing, distribution and warranty and parts servicing for the DCS line. The asset purchase does not include any personnel. Manufacturing and component assembly will continue with existing third-party OEM's, with MiT overseeing the process. MiT funded the acquisition using cash from its solid balance sheet, and the transaction closed on October 31st.

Included in the asset purchase agreement is the Reference Monitor System (RMS) to support post-production facilities, studios, and high-end residential screening rooms. RMS is a complete system designed for the best possible listening experience when high audio precision is paramount.

"The DCS line of products has a strong legacy and customer base, which made it a natural fit for a focused Cinema provider like Moving iMage Technologies," said Patrick Heyn, Vice President of Q-SYS Marketing at QSC. "This transaction allows MiT to take the lead in supporting and growing the DCS product line, while QSC continues to support the cinema market at the Cineplex level, by creating holistic solutions across the cineplex with the Q-SYS Full Stack Platform."

Moving iMage Technologies President and COO Francois Godfrey added: "Having contributed to the sales and marketing team that developed, launched, and expanded the DCS loudspeaker line, I've seen firsthand its exceptional quality and consistent ability to deliver powerful, immersive audio that meets the demands of even the most discerning cinema customers. The DCS line is a highly complementary addition to our product and services suite that expands our value proposition and growth potential. In addition to substantial potential for this line in North America, we also believe it can be a vehicle to create new customer dialogues on a global basis."

Godfrey continues, "Expanding our product offering while continuing to support platform-based cinema solutions, MiT is proud to continue serving the cinema audio community, combining deep product knowledge with a focus on service, innovation, and operational reliability."

About QSC (https://www.qsc.com/)

Founded over five decades ago, QSC, LLC is a globally recognized leader in the design, engineering, and manufacturing of award-winning solutions and services.

Leading the company's success is Q-SYS®, a cloud-first platform for audio, video, and control, built on a modern, standards-based IT architecture. With established solutions across Corporate, Education, Hospitality, Venues, Events, Cinema, Government, Healthcare, and Transportation, Q-SYS is redefining possibilities for live, hybrid, and virtual experiences.

QSC Audio complements these offerings with high-performance loudspeakers, digital mixers, power amplifiers, software, and accessories. These solutions empower creators, performers, and entertainment providers to confidently deliver impactful experiences for their audiences.

QSC is part of Acuity Intelligent Spaces, a business segment of Acuity Inc.

About Moving iMage Technologies (www.movingimagetech.com)

With a focus on innovation, service, and quality, Moving iMage Technologies ("MiT") is a trusted partner in delivering state-of-the-art out-of-home entertainment environments. Founded in 2003, MiT provides products, integrated systems design, custom engineering, proprietary products, software, and installation services for cinemas, screening rooms, postproduction facilities, high-end home theaters, Esports venues, arenas, stadiums, and other entertainment spaces.

MiT manufactures a broad line of digital cinema peripherals in the U.S., including automation systems, projector pedestals/bases, projector lifts, hush boxes, direct-view LED frames, lighting fixtures and dimmers, power management devices, operations software, and Esports platforms. It also distributes and integrates cinema equipment from Barco, Sharp (NEC) Digital Cinema, Christie Digital, LEA Professional, Dolby, GDC, JBL/Crown, LG, Meyer Sound, Q-SYS, QSC, Samsung and others.

MiT's Caddy Products division designs and sells cupholders, concession trays, and venue accessories that enhance concession sales and improve the guest experience.

Forward-Looking Statements

All statements above that are not purely about historical facts, including, but not limited to, those in which we use the words "believe," "anticipate," "expect," "plan," "intend," "estimate," "target" and similar expressions, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. While these forward-looking statements represent our current judgment of what may happen in the future, actual results may differ materially from the results expressed or implied by these statements due to numerous important factors. Our filings with the SEC provide detailed information on such statements and risks and should be consulted along with this release. To the extent permitted under applicable law, we assume no obligation to update any forward-looking statements.

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MITQ Investor Relations Contacts
Chris Eddy or David Collins
Catalyst IR
mitq@catalyst-ir.com or 212-924-9800